Exhibit 99.1

KEYCORP
401(k) SAVINGS PLAN

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

December 31, 2020

KeyCorp
401(k) Savings Plan

INDEX
Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-11

Supplemental Schedule:

Schedule of Assets (Held at End of Year)	12-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

Opinion on the Financial Statements

We have audited the accompanying Statement of Net Assets Available for Benefits of the KeyCorp 401(k) Savings Plan (the “Plan”) as of December 31, 2020 and 2019, and the Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and supplemental schedule (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits of the Plan for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

We have served as the Plan’s auditor since 2005.

Cleveland, Ohio
June 25, 2021

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	December 31,
	2020	2019
ASSETS
Investments, at fair value:
KeyCorp common stock (cost $103,180,610 and $108,924,485 at
2020 and 2019, respectively)	$150,302,981	$195,888,812
Other equity securities	415,317,849	257,139,803
Interest in mutual funds and collective trusts at fair value	2,862,661,314	2,571,028,157
Total investments at Fair Value	3,428,282,144	3,024,056,772
Receivables:
Notes receivable from participants	51,218,327	54,408,901
Receivable - Employer contributions	13,829,938	14,728,586
Receivable - Interest and dividends	330,529	724,286
Total Receivables	65,378,794	69,861,773

Cash	11,352,785	3,459,659

Total Assets	3,505,013,723	3,097,378,204

LIABILITIES
Payables - administrative and other expenses	768,103	795,575

Total Liabilities	768,103	795,575

NET ASSETS AVAILABLE FOR BENEFITS	$3,504,245,620	$3,096,582,629

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	Year Ended December 31,
	2020	2019
Additions to Net Assets Attributed to:
Contributions:
Employer	$91,005,142	$87,878,034
Participants	119,654,355	114,820,010
Rollovers	13,685,200	9,905,383
Total Contributions	224,344,697	212,603,427

Interest on participant notes receivable	2,596,516	2,739,412

Investment Income:
Dividends from KeyCorp common stock	6,953,426	7,302,293
Dividends from other equity securities	1,662,843	1,826,142
Net investment income from mutual funds and collective trusts	14,911,960	31,378,952
Net realized gain and unrealized appreciation	404,892,227	546,681,620
Total Investment Income	428,420,456	587,189,007

Deductions from Net Assets Attributed to:
Participant withdrawals	245,280,892	322,686,856
Administrative and other expenses	2,417,786	4,739,463
Total Deductions	247,698,678	327,426,319

Net Increase	407,662,991	475,105,527

Net Assets Available for Benefits:
Beginning of Year	3,096,582,629	2,621,477,102

End of Year	$3,504,245,620	$3,096,582,629

See accompanying notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1    Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan consists of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code), and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code. As of January 1, 2011, the Plan was amended and restated to close the KeyCorp Common Stock Fund to new investments effective January 1, 2012, with the exception of KeyCorp dividend reinvestments, and make other administrative modifications and changes as required by law or to facilitate the administration of the Plan.

Effective December 31, 2017, the Plan was amended to merge in the participants and the assets of the former Cain Brothers & Company, LLC Retirement Plan.

Effective January 1, 2017, the Plan was restated to reflect the amendments adopted since the January 1, 2011 amendment and restatement and to make administrative modifications and changes as required by law or to facilitate the administration of the Plan.

As of May 1, 2020, the Plan voluntarily adopted certain provisions of the Coronavirus Aid, Relief, and Economic Securities Act ("CARES Act") for qualifying participants. These provisions include temporary deferment of loan payments that are due through December 31, 2020, for one year with continued interest accrual. Additionally, participants may withdraw up to the lesser of $100,000 or their vested balance without a 10% penalty for early withdrawal if the distribution is taken before December 31, 2020. There is no limit to the number of withdrawals during this period and participants have three years to pay ordinary income taxes on the amounts withdrawn.

As of July 1, 2020, the Plan transitioned to a new recordkeeper and trustee. Participant investment options in the Plan were valued as of June 30, 2020 and transitioned to the same investment options with the new trustee, with the exception of four Vanguard index funds which transitioned to four BlackRock index funds.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions, and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II, and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, may automatically be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2020 and 2019, dividends of $895,443 and $945,003, respectively, were paid directly to participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1Description of Plan, Continued

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer or Key) are eligible to participate in the Plan as of their first day of employment with the Employer for purposes of making pre-tax contributions, Roth contributions, Plan transfer contributions, and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006, or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Code as defined in the Plan agreement.

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 100% of their compensation on a pre-tax basis to the Plan, and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2020 and 2019 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized (2020 and 2019), all eligible employees may contribute up to 100% of their compensation to the Plan. For Plan years commencing on or after January 1, 2014, the Plan provides a qualified Roth contribution program.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new regular full-time and part-time employees of the Employer (Covered Employees). The Plan was amended such that the initial default contribution percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 10% for Plan years on and after January 1, 2012. An amendment effective July 1, 2020 clarified that for employees hired before July 1, 2020, the increase will be effective at the beginning of the Plan year and for those hired after July 1, 2020, it will be effective on the anniversary date. The Covered Employee may request a distribution of his or her default elective deferrals no later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay. As of January 1, 2016, the Plan was amended to implement an auto-enrollment back sweep feature for certain employees hired prior to December 31, 2009.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. Commencing for Plan years on and after January 1, 2012, the KeyCorp Common Stock Fund was closed to new investments, and matching contributions became subject to the investment direction of the participant.

Effective for Plan years commencing on or after January 1, 2013, the Employer Matching Contribution for each participant is based on the participant’s eligible annual compensation. For the 2020 and 2019 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1Description of Plan, Continued

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010, and thereafter, profit sharing contributions may be made, allocated, and credited to the accounts of participants employed on the last business day of the Plan year as a flat percentage of eligible compensation for the participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. For Plan years beginning on and after January 1, 2012, participants will share in profit sharing contributions for the applicable year if the participant experienced a Termination Under Limited Circumstances, as defined by the Plan, during the Plan year. Key contributed profit sharing allocations of 1.0% for 2020 and 2019 on eligible compensation for employees eligible on the last business day of the respective Plan years.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

Participant’s Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer matching contributions, employer discretionary contributions, and earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals (pre-tax and Roth) and rollover contributions made to the Plan. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, participants are 100% vested in Key matching contributions after three years of service. Contributions subject to the safe harbor provisions of Section 401(k)(12) are 100% vested. Participants are 100% vested in Key discretionary contributions after three years of service.

Forfeitures:

Effective January 1, 2017, under the terms of the Plan, forfeited nonvested participant amounts may be used to offset Employer contributions to the Plan. At December 31, 2020, and December 31, 2019, the Plan’s investments included $63,407 and $25,510 of Plan forfeitures, respectively. During 2020 and 2019, $225,845 and $676,529 in forfeitures were used to offset Employer contributions, respectively.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed five years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1%.

Loans to Plan participants are valued at their unpaid principal balance plus accrued but unpaid interest, which approximates fair value.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1Description of Plan, Continued

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e., attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly, quarterly, or annual installment payment. Benefit payments are recorded upon distribution.

As of January 1, 2016, the Plan was amended to facilitate the implementation of flexibility in the distribution of benefits to assist participants with retirement readiness and distribution planning.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contribution in any of the investment options offered by the Plan. As discussed above, the KeyCorp Common Stock Fund was closed to new investments effective January 1, 2012.

2Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Equity Securities

Closing market price as quoted on the New York Stock Exchange as of December 31, 2020, and December 31, 2019. The closing market price of KeyCorp’s Common Stock at December 31, 2020, and December 31, 2019, was $16.41 and $20.24, respectively. The other common stocks, which are included in the Jennison Large Cap Growth Separate Account, are valued at the closing price reported on the major stock exchange on which the individual securities are traded.

Mutual Funds

Closing market price as quoted per a third-party valuation service as of December 31, 2020 and December 31, 2019.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2Summary of Significant Accounting Policies, Continued

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from a third-party valuation service.

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sales of equity securities are based on the specific cost of units sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

There are three acceptable techniques for measuring fair value: the market approach, the income approach, and the cost approach. The appropriate technique for valuing a particular asset depends on the exit market, the nature of the asset being valued, and how a market participant would value the same asset. Ultimately, selecting the appropriate valuation method requires significant judgment, and applying the valuation technique requires sufficient knowledge and expertise.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2Summary of Significant Accounting Policies, Continued

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets in active markets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 4 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, Key has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, other equity securities, and interests in mutual funds and collective trusts. These investments are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

3    Tax Status

The Internal Revenue Service has determined and informed Key by letter dated September 22, 2013, that the Plan and related trust as of the January 1, 2011 Restatement are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. The Plan administrator has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, currently no audits for any tax periods are in progress.

4    Fair Value Measurements

The following is a description of the valuation methodologies used to measure the fair value of assets held in the Plan:

Equity Securities. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1. Other equity securities are valued  at the closing price reported on the major stock exchange on which the individual securities are traded and are classified as Level 1.

Mutual Funds. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1.

Money Market Funds.  Investments in money market funds are valued at their closing net asset value. Because net asset values for the money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Collective Trust Funds. The Plan's investments in collective trust funds are measured at net asset value ("NAV") as a practical expedient to estimate fair value and accordingly, have not been classified in the fair value hierarchy. This practical expedient would not be used if it is determined to be probable that the funds will sell the investment for an amount different from the reported NAV. Fair value is determined based on the Plan's proportionate share of total net assets in the fund. Participant transactions (purchases and sales) may occur daily. However, in high volume liquidation demand periods, the Trustee may, at their discretion, delay liquidation requests so that it is in the best interest of all participants in the fund. If the Plan initiates a full redemption of the KeyBank EB MaGIC Fund, the issuer reserves the right to require 12 months’ notification in order to ensure that securities liquidations will be carried out in an orderly business manner.

The investment strategies for the collective trust funds are varied, and they may invest directly and indirectly in a broad range of equities, debt, and derivative instruments with the objective of mirroring or exceeding the total return of certain market indices.  Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization, and other strategies.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

4    Fair Value Measurements, continued

The following tables present the Plan’s assets that are measured at fair value on a recurring basis in accordance with U.S. GAAP at December 31, 2020, and December 31, 2019.

December 31, 2020	Level 1	Level 2	Level 3	Total
Equity Securities:
KeyCorp Common Stock	$150,302,981	—	—	$150,302,981
Other Equity Securities	415,317,849			415,317,849
Mutual Funds	550,937,780	—	—	550,937,780
Money Market Funds	—	$137,858,779	—	137,858,779
Collective Trust Funds and other investments measure at net asset value (a)	—	—	—	2,173,864,755
	$1,116,558,610	$137,858,779	—	$3,428,282,144

December 31, 2019	Level 1	Level 2	Level 3	Total
Equity Securities:
KeyCorp common stock	$195,888,812	—	—	$195,888,812
Other equity securities	257,139,803			257,139,803
Mutual Funds	1,443,761,064	—	—	1,443,761,064
Money Market Funds	—	$112,029,572	—	112,029,572
Collective Trust Funds and other investments measure at net asset value (a)	—	—	—	1,015,237,521
	$1,896,789,679	$112,029,572	—	$3,024,056,772
(a) Certain investments that are measured at fair value using the net asset value (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of the plan assets presented elsewhere within this report.

5    Party-in-Interest Transactions

During 2020 and 2019, the Plan received $6,953,426 and $7,302,293 respectively, in KeyCorp common stock dividends.

During the year ended December 31, 2020, the Plan purchased 159,788 shares of KeyCorp common stock for $1,900,119, and sold 400,550 shares of common stock of KeyCorp for $6,245,783. During the year ended December 31, 2019, the Plan did not purchase KeyCorp common stock, and 1,221,644 shares of common stock of KeyCorp were sold by the Plan for $21,591,578. The sales of KeyCorp common stock were completed in the open market.

The Plan has arrangements with various service providers and these arrangements qualify as party-in-interest transactions.

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i

KeyCorp
401(k) Savings Plan

EIN 34-6542451
Plan Number 002

December 31, 2020

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Cost	Current Value

	Equity Securities:
*	KeyCorp common stock	Common Stock		$150,302,981
	Adobe Inc	Common Stock		10,669,560
	Alphabet Inc-Cl A	Common Stock		8,349,577
	Alphabet Inc-Cl C	Common Stock		12,021,401
	Amazon.com Inc	Common Stock		28,377,631
	American Tower Corp	Common Stock		3,958,577
	Apple Inc	Common Stock		19,338,771
	Astrazeneca Plc-Spons Adr	Common Stock		5,546,840
	Atlassian Corporation PLC	Common Stock		3,199,342
	Ayden NV	Common Stock		9,116,005
	Chipotle Mexican Grill Inc	Common Stock		4,316,828
	Costco Wholesale Corp	Common Stock		6,785,431
	Coupa Software Inc	Common Stock		3,842,900
	Danaher Corp	Common Stock		5,165,644
	Dexcom Inc	Common Stock		2,995,841
	Edwards Life Sciences Corp	Common Stock		5,203,394
	Eli Lilly & Co	Common Stock		4,184,024
	Estee Lauder Companies-Cl A	Common Stock		5,926,188
	Facebook Inc	Common Stock		14,854,714
	Guardant Health Inc	Common Stock		859,887
	Home Depot Inc	Common Stock		6,706,108
	Humana Inc	Common Stock		3,629,659
	Intuitive Surgical Inc	Common Stock		4,778,522
	Kering SA	Common Stock		6,277,138
	Lululemon Athletica Inc	Common Stock		7,885,664
	Mastercard Inc	Common Stock		8,993,103
	Match Group Inc	Common Stock		6,681,237
	Microsoft Corp	Common Stock		19,722,204
	Netflix Inc	Common Stock		15,464,878
	Nike Inc	Common Stock		10,438,930
	Nvidia Corp	Common Stock		14,412,198
	Paypal Holdings Inc	Common Stock		10,706,219
	Ringcentral Inc	Common Stock		4,244,843
	S&P Global Inc	Common Stock		4,315,896
	Salesforce.com inc	Common Stock		16,545,328

	Servicenow Inc	Common Stock	2,264,469
	Shopify Inc	Common Stock	8,105,894
	Snowflake Inc	Common Stock	2,377,267
	Splunk Inc	Common Stock	4,381,463
	Spotify Technology SA	Common Stock	4,567,605
	Square Inc	Common Stock	5,816,429
	Teladoc Health Inc	Common Stock	5,406,918
	Tencent Holdgs Limited	Common Stock	3,851,917
	Tesla Inc	Common Stock	29,515,354
	The Trade Desk Inc	Common Stock	6,076,386
	TJX Cos	Common Stock	4,369,604
	Twilio Inc	Common Stock	7,996,047
	Uber Technologies Inc	Common Stock	8,846,613
	Union Pac Corp	Common Stock	3,334,435
	Vertex Pharmaceuticals Inc	Common Stock	4,143,277
	Visa Inc	Common Stock	12,083,739
	Workday Inc	Common Stock	6,665,950
			565,620,830
	Mutual Funds:
	BlackRock MSCI ACWI ex-U.S. IMI Index Fund	Large U.S. Equity Fund	154,787,735
	Dodge & Cox International Stock Fund	International Fund	89,553,237
	T Rowe Small-Cap Growth Equity Fund	Small U.S. Equity Fund	94,793,852
	PIMCO Total Return Fund	Fixed Income Fund	119,253,421
	Victory Sycamore Small Company Opportunity Fund	Small U.S. Equity Fund	92,549,535
			550,937,780
	Collective Trust Funds:
*	BlackRock LifePath Index 2025 NL CIT Fund	Target Maturity Fund	110,112,157
*	BlackRock LifePath Index 2030 NL CIT Fund	Target Maturity Fund	107,124,186
*	BlackRock LifePath Index 2035 NL CIT Fund	Target Maturity Fund	100,177,854
*	BlackRock LifePath Index 2040 NL CIT Fund	Target Maturity Fund	86,568,178
*	BlackRock LifePath Index 2045 NL CIT Fund	Target Maturity Fund	84,347,652
*	BlackRock LifePath Index 2050 NL CIT Fund	Target Maturity Fund	59,397,001
*	BlackRock LifePath Index 2055 NL CIT Fund	Target Maturity Fund	42,697,850
*	BlackRock LifePath Index 2060 NL CIT Fund	Target Maturity Fund	18,740,031
*	BlackRock LifePath Index 2065 NL CIT Fund	Target Maturity Fund	1,011,826
*	BlackRock LifePath Index Retirement NL CIT Fund	Target Maturity Fund	92,684,325
	BlackRock Equity Index Fund	Large U.S. Equity Index Fund	569,482,248
	BlackRock Extended Equity Market Fund	Mid-Cap Growth Fund	242,353,127
	BlackRock U.S. Debt Index Fund	Fixed Income Index Fund	149,724,086
	Boston Partners Large Cap Value Equity Fund	Large U.S. Equity Fund	167,469,466
	Harding Loevner International Equity Collective Fund	International Fund	120,661,710
*	KeyBank EB MaGIC Fund	Stable Value Fund	201,153,479
	PIMCO Diversified Real Asset CIT	Large U.S. Equity Fund	20,159,579
			2,173,864,755
	Money Market Funds:
	Federated Government Obligations Fund	Money Market Fund	133,509,953
	Collective U.S. Government STIF	Money Market Fund	4,348,826
			137,858,779

	Total assets held for investment purposes	3,428,282,144

*	Loans to participants (interest rates from 4.25%-10.50% with various maturities)	51,218,327

	Total assets held for investment purposes	$3,479,500,471

*	Party-in-interest to the Plan.